                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      RARE HOSPITALITY INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

EXECUTIVE COMPENSATION

     The following table presents certain summary information concerning compensation paid or accrued by the Company, for services rendered in all capacities during the fiscal years ended December 31, 1994, December 31, 1995, and December 29, 1996, for (i) the President and Chief Executive Officer of the Company; and (ii) each of the five other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                   ANNUAL COMPENSATION    SECURITIES
                                                   -------------------    UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY     BONUS       OPTIONS    COMPENSATION
---------------------------                ----    --------   --------    ----------  ------------
George W. McKerrow, Jr. .................  1996    $120,000         --          --      $ 3,761(1)
  Chairman of the Board of                 1995     192,028         --          --        4,620(1)
  Directors and a Director                 1994     235,000         --          --        4,620(1)
Richard E. Rivera........................  1996     262,019   $125,000          --        9,600(3)
  President and Chief Executive            1995     250,000    275,000          --        9,600(3)
  Officer and a Director                   1994(2)  229,396    200,000     500,000       29,221(4)
William A. Burnett*......................  1996     138,942         --          --       12,038(5)(6)
  Former Vice President of                 1995     135,000     47,000      11,400       12,662(7)(6)
  Operations                               1994(8)  100,618         --      60,000       12,572(4)
Anne D. Huemme...........................  1996     105,730     11,000          --        6,588(3)
  Chief Financial Officer                  1995      48,475     25,000      58,500        4,800(3)
                                           1994          --         --          --           --
Lane G. Schmiesing.......................  1996      93,146      9,500          --        9,600(3)
  Vice President Marketing...............  1995      89,180     18,000       7,800        9,600(3)
                                           1994      50,900     15,000      55,000           --


---------------

(1) Consists of discretionary and matching contributions to the Company's 401(k) Plan. The matching contributions are based on pre-tax elective contributions (included under salary and bonus) made to such plan.
(2) Mr. Rivera was employed by the Company effective February 1, 1994. See "Executive Compensation -- Employment Contracts."
(3) Consists of automobile allowance.
(4) Consists of moving expenses reimbursed to Mr. Rivera and Mr. Burnett in connection with moving their families and personal property to Atlanta, Georgia when they joined the Company.
(5) Includes $2,438 in discretionary and matching contributions to the Company's 401(k) Plan. The matching contributions are based on pre-tax elective contributions (included under salary and bonus) made to such plan.
(6) Includes a $9,600 automobile allowance.
(7) Includes $3,062 in discretionary and matching contributions to the Company's 401(k) Plan. The matching contributions are based on pre-tax elective contributions (included under salary and bonus) made to such plan.
(8) Mr. Burnett was employed by the Company effective March 14, 1994.
 *  Mr. Burnett resigned as an officer of the Company effective September 1996.

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

are eligible for annual cash bonuses in the sole discretion of the Compensation Committee based upon both the growth in the Company's earnings per share and the Compensation Committee's evaluation of the individual's performance and contribution to such growth. Mr. Rivera's employment agreement provides for an annual bonus based upon the growth in the Company's earnings per share. In addition to salary and bonus, the Company's executive officers are eligible to receive options to purchase shares of the Company's common stock under the Company's Amended and Restated 1992 Incentive Plan. The Stock Option Committee (whose members are eligible to receive stock options only under the Directors
Plan) is responsible for determining the key employees to whom options will be granted.

     In January 1996, the Compensation Committee reviewed the compensation of the Company's executive officers and determined that the level of such compensation would be increased from the compensation for 1995 in light of level of responsibility of the executive officers, prior experience and achievements, and the importance of each officer's contribution to the Company. The compensation of Mr. Rivera was reviewed by the Committee in connection with his employment, his services to the Company and the benefits to the Company from his efforts. After such review, the Committee approved a five percent increase in Mr. Rivera's 1996 base compensation as compared to his base compensation for 1995. The Compensation Committee's determinations of the level of compensation of the Named Executive Officers described in "Executive Compensation" above was also based upon a review of compensation levels at comparable companies in the Peer Index and the prior level of the executive's pay.

     The Stock Option Committee determines from time to time the key employees of the Company who are entitled to receive options under the Incentive Plan and from time to time grants to such key employees options under the Incentive Plan to provide greater incentive to such employees to increase the long term value of the Company and its stock. The Stock Option Committee granted no options to executive officers in 1996.


     The Compensation Committee approved the Company's employment agreement with Mr. Richard E. Rivera, described above under "Executive Compensation" and Mr. Rivera was compensated in 1996 in accordance with the provisions of that Agreement, including the payment of a $125,000 bonus with respect to such year. Mr. George W. McKerrow, Jr. was paid at an annual rate of $120,000 for 1996. These levels of salary and bonus were approved by the Compensation Committee after considering compensation information from the companies in the Peer Index and, with respect to Mr. Rivera's bonus, after consideration of the growth of the Company.


     Section 162(m) of the Internal Revenue Code (the "Code") adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the Chief Executive Officer and the four other highest paid employees of the Company. Performance-based compensation is outside the scope of the $1,000,000 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount, provided that, among other requirements, such compensation is approved by the shareholders. Because of the current levels of compensation of the Company's highest paid employees, the Compensation Committee has not yet developed a formal policy on this matter. Generally speaking, the Compensation Committee's executive compensation policies are performance-based, as described above.

COMPENSATION COMMITTEE      STOCK OPTION COMMITTEE
Don Chapman                 Don Chapman
John C. Metz                John C. Metz
John G. Pawly               John G. Pawly

CERTAIN TRANSACTIONS

     Longhorn of Tennessee. Longhorn Steaks of Tennessee, Inc., which was acquired by the Company in April 1992, operated two LongHorn Steakhouses in Nashville, Tennessee pursuant to a franchise agreement

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